UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Dated of Report (Date of Earliest Event Reported): September 23, 2007
of
ARRIS GROUP, INC.
A Delaware Corporation
IRS Employer Identification No. 58-2588724
Commission File Number 000-31254
3871 Lakefield Drive
Suwanee, Georgia 30024
(770) 473-2000
Not Applicable
Former name or former address, if changed since last report
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Combination Agreement
     On September 23, 2007, ARRIS Group, Inc. (“ARRIS”), C-COR Incorporated, (“C-COR”), and Air Merger Subsidiary, Inc., newly formed, wholly owned subsidiary of ARRIS (“Merger Subsidiary”), entered into an Agreement and Plan of Merger (the “Agreement”) whereby C-COR will be merged with and into Merger Subsidiary (the “Merger”), resulting in C-COR becoming owned by ARRIS. In the Merger, each issued and outstanding share of C-COR common stock, at the election of the holder, will be converted into the right to receive either $13.75 in cash or 0.9642 shares of ARRIS common stock. The actual aggregate consideration received by C-COR shareholders will be approximately 51% cash and 49% ARRIS common stock and C-COR shareholder elections will be pro-rated, if necessary. In addition, all outstanding options to acquire C-COR common stock, the vesting of which will accelerate as a result of the Merger, will be converted into the right to acquire shares of ARRIS common stock.
     The stock component of the merger consideration is subject to adjustment in the event that the average closing price of ARRIS’ common stock for the ten trading-day period ending three trading days prior to the closing date of the Merger (the “Average Closing Price”) is less than $12.83 or more than $15.69, provided, however, that no further adjustments will be made in the event the Average Closing Price is less than $11.41 or more than $17.11. The adjustments to the merger consideration can be made, at ARRIS’ option and subject to certain restrictions, in cash, shares of ARRIS common stock, or a combination of both.
     ARRIS and C-COR have each made customary representations, warranties and covenants in the Agreement, including, among others, covenants to conduct their businesses in the ordinary course between the execution of the Agreement and the consummation of the Merger. ARRIS also has agreed to name one nominee of C-COR to the ARRIS board of directors. The Merger is subject to the approval of the shareholders of both ARRIS and C-COR, as well as the receipt of all regulatory approvals, including clearance under the Hart-Scott-Rodino Act.
     In addition to the customary termination provisions, the Agreement provides that either ARRIS or C-COR may terminate the Agreement in the event that the Average Closing Price is less than $11.41. Upon the termination of the Agreement under specified circumstances, ARRIS or C-COR, as the case may be, would be required to pay the other party a termination fee of $22,500,000.
     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this Current Report by reference. A copy of the joint press release announcing the execution of the Agreement is attached hereto as Exhibit 99.1.
Additional Information and Where to Find It
     In connection with the proposed combination of ARRIS and C-COR, ARRIS will file with the SEC a registration statement on Form S-4, which will include a proxy statement of C-

COR and a proxy statement and prospectus of ARRIS. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about ARRIS and C-COR, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to ARRIS Group Inc, 3871 Lakefield Drive, Suwanee, Georgia 30024, Attention: Investor Relations (678) 473-2647, or to C-COR, 60 Decibel Road, State College, Pennsylvania 16801, Attention: Director of Investor Relations (800) 233-2267 ext. 4402.
Participants in the Solicitation
     ARRIS, C-COR and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed combination. Information regarding ARRIS’ directors and executive officers is available in the Proxy Statement with respect to ARRIS’ 2007 Annual Meeting of Stockholders filed by ARRIS with the SEC on April 9, 2007. Information regarding C-COR’s directors and executive officers is available in the Proxy Statement with respect to C-COR’s 2006 Annual Meeting of Stockholders filed by C-COR with the SEC on September 15, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
Item 8.01. Other Information
     The information regarding the Merger set forth above in response to Item 1.01 is incorporated herein by reference. In connection with the announcement of the Merger, the following exhibits also have been filed with this Current Report: (i) a joint letter, dated September 23, 2007, to the employees of ARRIS and C-COR; (ii) an Employee FAQ distributed on September 23, 2007; (iii) certain materials presented to the employees of ARRIS and C-COR on September 24, 2007; and (iv) materials presented to investors with respect to the telephone conference with investors held on September 24, 2007.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated September 23, 2007 by and among ARRIS Group, Inc, C-COR Corporation, and Air Merger Subsidiary Inc.

99.1	Joint Press Release dated September 23, 2007

99.2	Investor Presentation Materials for Conference Call held on September 24, 2007

99.3	Letter dated September 23, 2007 to ARRIS and C-COR employees

99.4	Employee FAQ

99.5	Certain Employee Presentation Materials
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arris Group, Inc.
By:	/s/ Lawrence A. Margolis
Lawrence A. Margolis
Executive Vice President of Strategic Planning, Administration and Chief Counsel and Secretary

Dated: September 24, 2007

4